[CHASE LOGO]

                             CHASE SECURITIES INC.
                                270 Park Avenue
                            New York, New York 10017

                            THE CHASE MANHATTAN BANK
                                270 Park Avenue
                            New York, New York 10017




                                            January 23, 1998

                              Cendant Corporation
                     Acquisition Revolving Credit Facility
                               Commitment Letter



Cendant Corporation
6 Sylvan Way
Parsippany, New Jersey  07054

Attention:  Michael Monaco, Vice Chairman and
                  Chief Financial Officer

Ladies and Gentlemen:

                  You have advised The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") that Cendant Corporation, a Delaware corporation (the "Borrower"), proposes to create a new wholly-owned subsidiary ("Acquisition Co.") which will make a tender offer (the "Tender Offer") for 51% of the issued and outstanding shares of common stock, par value $1.00 per share (the "Shares"), of a corporation identified to us as "Target" (the "Target"), followed by the merger (the "Merger") of Acquisition Co. and the Target, with the surviving corporation being a wholly-owned subsidiary of the Borrower. The Merger will be consummated as soon as practicable after completion of the Tender Offer.

                  You have also advised us that in order to finance the Tender Offer and the Merger (including the purchase of shares of the Target subject to perfected appraisal rights under applicable law) and other purchases of common and preferred shares of the Target and pay fees and expenses in

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                                                                              2



connection therewith you will require a senior revolving credit facility of up to $1.5 billion (the "Acquisition Revolving Credit Facility"). In that connection, you have requested that CSI agree to structure, arrange and syndicate the Acquisition Revolving Credit Facility, and that Chase commit to provide the entire amount of the Acquisition Revolving Credit Facility and to serve as sole administrative agent for the Acquisition Revolving Credit Facility. It is our understanding that, within a reasonable time after consummation of the Merger, you intend to refinance the Acquisition Revolving Credit Facility with capital raised in the capital markets. Any acquisition of common or preferred shares of the Target, whether pursuant to the Tender Offer, the Merger or otherwise, is referred to herein as the "Acquisition."

                  CSI is pleased to advise you that it is willing to act as sole advisor and arranger for the Acquisition Revolving Credit Facility.

                  Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Acquisition Revolving Credit Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

                  It is agreed that Chase will act as the sole Administrative Agent, and that CSI will act as the sole advisor and arranger, for the Acquisition Revolving Credit Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents or arrangers (other than co-agents) will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet) will be paid in connection with the Acquisition Revolving Credit Facility unless you and we shall so agree.

                  We intend to syndicate the Acquisition Revolving Credit Facility (including, in our discretion, all or part of Chase's commitment hereunder) to a syndicate of financial institutions identified by CSI and Chase in consultation with you (the "Lenders"). CSI intends to commence syndication efforts after the execution of this Commitment Letter at a time CSI deems appropriate, and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and the existing lending relationship of the Target (to the extent practicable), (b) direct contact between senior management and advisors of the Borrower and the Target (to the extent practicable) and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

                  It is agreed that CSI, in consultation with you, will manage all aspects of the syndication, including the selection of institutions to be approached, their naming rights and the allocations of the commitments among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all written information with respect to the Borrower, the Tender Offer, the Acquisition, the Merger and the other transactions contemplated hereby as we may reasonably request in connection with the arrangement and syndication of the Acquisition Revolving Credit Facility. You hereby represent and covenant that all information other than projections, if any (the "Information"), that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. You understand that in arranging and syndicating the Acquisition Revolving Credit Facility we may use and rely on the Information without independent verification thereof.

                  Chase and CSI shall be entitled, after consultation with you, to change the pricing of the Acquisition Revolving Credit Facility if the syndication has not been completed and if Chase and CSI determine that such changes are advisable to insure a successful syndication of the Acquisition Revolving Credit Facility.

                  Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse change in the business, assets, operations or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, (b) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, is reasonably likely to materially impair the syndication of the Acquisition Revolving Credit Facility, (c) our satisfaction that prior to and during the syndication of the Acquisition Revolving Credit Facility there shall be no competing offering, placement or arrangement of any bank financing by or on behalf of the Borrower, (d) the negotiation, execution and delivery on or before October 26, 1998 of definitive documentation with respect to the Acquisition Revolving Credit Facility satisfactory to Chase and its counsel (subject to the provisions of the Term Sheet, such documentation will contain terms substantially similar to, and consistent with, the Borrower's existing credit agreements for which Chase acts as administrative agent) and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Chase's commitment hereunder and of the Acquisition Revolving Credit Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and the Borrower.

                  You agree (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Acquisition Revolving Credit Facility, the use of the proceeds thereof, the Tender Offer, the Acquisition, the Merger or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b)



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                                                                              4



to reimburse Chase, CSI and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Acquisition Revolving Credit Facility and any related documentation (including this Commitment Letter, the Term Sheet and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Acquisition Revolving Credit Facility.

                  You acknowledge that Chase and its affiliates (the term "Chase" being understood to refer hereinafter in this paragraph to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Chase will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by Chase of services for other companies, and Chase will not furnish any such information to other companies. You also acknowledge that Chase has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

                  This Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

                  This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, counsel and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding (in which case you agree to inform us promptly thereof); provided that upon your acceptance of this Commitment Letter you may disclose the terms of this Commitment Letter and the Term Sheet to the Target's Board of Directors, employees, counsel and advisors and in filings with the Securities and Exchange Commission.

                  You agree that you shall not issue or authorize any press release or other publicity or make or authorize any public statement concerning the Target, the Tender Offer, the Acquisition, the Acquisition Revolving Credit Facility or any of the matters contemplated by this Commitment Letter or the Term Sheet which refers to Chase, CSI, their affiliates or the agreements of Chase and CSI set forth herein without obtaining the prior approval of Chase and CSI.



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                                                                              5




                  The reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder.

                  If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us an executed counterpart hereof not later than 5:00 p.m., New York City time, on Monday, January 26, 1998. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterpart in accordance with the immediately preceding sentence.

                  Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.

                                        Very truly yours,

                                        THE CHASE MANHATTAN BANK


                                        By:/s/ B. Joseph Lillis
                                           ----------------------------
                                           Name: B. Joseph Lillis
                                           Title: Managing Director


                                        CHASE SECURITIES INC.


                                        By:/s/ Susan F. Stevens
                                           ----------------------------
                                           Name: Susan F. Stevens
                                           Title: Managing Director

Accepted and agreed to
as of the date first
written above by:


CENDANT CORPORATION


By:/s/ Michael P. Monaco
   ----------------------------
   Name: Michael P. Monaco
   Title: Vice Chairman and Chief
            Financial Officer

                                                                      Exhibit A

           CENDANT CORPORATION ACQUISITION REVOLVING CREDIT FACILITY

                        Summary of Terms and Conditions

                                January 23, 1998


I. Parties; Transaction

Borrower:                                Cendant Corporation (the "Borrower").

Advisor and Arranger:                    Chase Securities Inc. (in such capacity, the "Arranger").

Administrative Agent:                    The Chase Manhattan Bank ("Chase" and, in such capacity,
                                         the "Administrative Agent").

Lenders:                                 A syndicate of banks, financial institutions and other
                                         entities, including Chase, to be mutually agreed upon by the
                                         Borrower and the Arranger (collectively, the "Lenders").

Transaction:                             The Borrower proposes to create a new wholly-owned
                                         subsidiary ("Acquisition Co.") which will make a tender
                                         offer (the "Tender Offer") for 51% of the issued and
                                         outstanding shares of common stock, par value $1.00 per
                                         share (the "Shares"), of a corporation identified to us as
                                         "Target" ("Target"), followed by the merger (the "Merger")
                                         of Acquisition Co. and the Target, with the surviving
                                         corporation being a wholly-owned subsidiary of the
                                         Borrower.

II. Type and Amount of
    Credit Facility

Acquisition Revolving
  Credit Facility:                       364-day revolving credit facility (the "Acquisition Revolving
                                         Credit Facility") in the amount of $1.5 billion.

Availability:                            Commencing on the date on which the Credit
                                         Documentation (as defined below) is executed and ending
                                         364 days thereafter (the "Revolving Credit Termination
                                         Date").  Loans under the Acquisition Revolving Credit
                                         Facility are "Revolving Credit Loans".



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                                                                              2




Competitive Bid Loans:                   The Borrower shall have the option under the Acquisition
                                         Revolving Credit Facility to request that the Lenders bid for loans ("Competitive Loans"; together with Revolving Credit
                                         Loans, "Loans") bearing interest at an absolute rate or a
                                         margin over the eurodollar rate, with specified maturities ranging from 7 to 180 days.  Each Lender shall have the
                                         right but not the obligation, to submit bids at its discretion, which bids may exceed such Lender's commitment.  The
                                         Borrower, by notice given four business days in advance in the case of eurodollar rate bids and one business day in
                                         advance in the case of absolute rate bids, shall specify the proposed date of borrowing, the interest period, the amount of the Competitive Loan and the maturity date thereof, the interest rate basis to be used by the Lenders in bidding and such other terms as the Borrower may specify.  The
                                         Administrative Agent shall advise the Lenders of the terms of the Borrower's notice, and, subject to acceptance by the
                                         Borrower, bids shall be allocated to each Lender in
                                         ascending order from the lowest bid to the highest bid
                                         acceptable to the Borrower.  While Competitive Loans are
                                         outstanding, the available commitments under the
                                         Acquisition Revolving Credit Facility shall be reduced by
                                         the aggregate amount of such Competitive Loans.

Maturity:                                The Revolving Credit Termination Date.

Purpose:                                 The proceeds of the Revolving Credit Loans shall be used to finance (including through capital contributions and loans made by the Borrower) the Tender Offer and the Merger
                                         and other purchases of common and preferred shares of the
                                         Target and to pay fees and expenses in connection therewith.
                                         Any acquisition of common or preferred shares of the
                                         Target, whether pursuant to the Tender Offer, the Merger or otherwise, is referred to herein as the "Acquisition."

III. Certain Payment Provisions

Fees and Interest Rates:                 As set forth on Annex I.

Prepayments and
Commitment                               Reductions: Loans may be prepaid and commitments may be
                                         reduced by the Borrower at its option in minimum amounts to be agreed upon, provided, that Competitive Loans may not be prepaid without the consent of the relevant Lender.


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                                                                              3





                                         The Borrower shall prepay Revolving Credit Loans to the extent that the Loans exceed the commitments under the Acquisition Revolving
                                         Credit Facility. In addition, 100% of net cash proceeds of any sale or issuance of equity or debt in a capital markets transaction
                                         (other than any capital markets transaction entered into to fund a specific project) after the Closing Date (as defined below) shall be applied to reduce the commitments under the Acquisition Revolving
                                         Credit Facility.

IV. Certain Conditions

      Initial Conditions:                The availability of the Acquisition Revolving Credit Facility shall be conditioned upon satisfaction of, among other
                                         things, the following conditions precedent:

                                         (a)       The Borrower shall have executed and delivered
                                                   satisfactory definitive financing documentation with
                                                   respect to the Acquisition Revolving Credit Facility
                                                   (the "Credit Documentation").  Such documentation
                                                   will be substantially similar to that for the
                                                   Borrower's existing credit agreements for which
                                                   Chase acts as administrative agent (the "Existing
                                                   Credit Agreements") with such modifications as are
                                                   required to conform to this Term Sheet or as are
                                                   otherwise mutually acceptable.  The date on which
                                                   the Credit Documentation is executed and delivered
                                                   by the Borrower is the "Closing Date".

                                         (b)       The Lenders shall have received a pro forma consolidated
                                                   balance sheet of the Borrower as of a recent date after giving effect to the consummation of the Tender Offer and the Merger and the financing thereof (based upon information with respect to the
                                                   Target then reasonably available to the Borrower).

                                         (c)       The Lenders shall have received such legal opinions
                                                   (including opinions from counsel to the Borrower and its
                                                   subsidiaries), documents and other instruments and certificates as are customary for transactions of this type or as they may reasonably request.

                                         (d)       The Lenders shall be satisfied that (i) no material
                                                   adverse change has occurred with respect to the
                                                   business, assets, operations or condition (financial
                                                   or otherwise) of the Borrower and its consolidated





                                                                              4



                                                   subsidiaries, taken as a whole, since December 31,
                                                   1996 and (ii) the Borrower and its subsidiaries are
                                                   not party to or subject to any litigation or
                                                   proceeding which would be likely to have a
                                                   material adverse effect or which challenges the
                                                   validity of the Acquisition Revolving Credit
                                                   Facility.


                                         (e)       The Acquisition shall be consummated in accordance
                                                   with applicable law.

                                         (f)       All shareholder approvals and all material
                                                   governmental and third-party approvals necessary in
                                                   connection with the Acquisition shall have been
                                                   obtained and be in full force and effect, and all
                                                   applicable waiting periods shall have expired
                                                   without any action being taken or threatened by any
                                                   competent authority which could reasonably be
                                                   expected to restrain, prevent or otherwise impose
                                                   material adverse conditions on the Acquisition.

On-Going Conditions:                     The making of each extension of credit (other than
                                         refinancing of Loans which do not increase the principal
                                         outstanding) shall be conditioned upon (a) the material
                                         accuracy of all representations and warranties in the Credit
                                         Documentation (other than any representation as to the
                                         absence of any material adverse change) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

V. Certain Documentation Matters

                                         The Credit Documentation shall contain
                                         representations, warranties, covenants
                                         and events of default customary for
                                         financings of this type and other
                                         terms deemed appropriate by the
                                         Lenders, including, without
                                         limitation:

Representations and
Warranties:                              Representations and warranties substantially similar to and consistent with the representations and warranties made by the Borrower in the Existing Credit Agreements with such
                                         modifications that are mutually acceptable, including
                                         representations and warranties as to financial statements; no material adverse change; corporate existence and power;
                                         compliance with law; corporate authority and no violations, enforceability of Credit Documentation, governmental
                                         consents, no




                                                                              5




                                         material litigation, no default, title to property,
                                         intellectual property; taxes; Federal Reserve regulations;
                                         ERISA; Investment Company Act; subsidiaries; and
                                         environmental matters.

Affirmative Covenants:                   Affirmative covenants substantially similar to and consistent with the affirmative covenants in the Existing Credit
                                         Agreements, with such modifications that are mutually
                                         acceptable, including covenants as to the delivery of
                                         financial statements, accountants' certificates, officers'
                                         certificates, stockholder reports, public filings, and public disclosures of material information and other information
                                         reasonably requested by a Lender; maintenance of existence and material rights and privileges; compliance with laws;
                                         maintenance of insurance; payment of taxes; ERISA
                                         compliance and records; maintenance of books and records;
                                         right of the Lenders to inspect property and books and
                                         records; maintenance of material properties; and notices of defaults, litigation and other material events.

Financial Covenants:                     Financial covenants substantially similar to and
                                         consistent with the financial covenants in the Existing Credit
                                         Agreements, with such modifications that are mutually acceptable, provided such covenants shall include:

                                         -  Consolidated Total Indebtedness on the last day of any
                                         fiscal quarter to Consolidated EBITDA for the period of
                                         four consecutive fiscal quarters ending on such day of not more than
                                         3.5 to 1.0.

                                         - Consolidated EBITDA (less Restricted Payments and Capital Expenditures paid in cash)/Consolidated Interest Expense for each period of four consecutive fiscal quarters of at least 3.0 to 1.0.

Negative Covenants:                      Negative covenants substantially similarly to and consistent with the negative covenants in the Existing Credit
                                         Agreements, with such modifications and other changes that are mutually acceptable, including limitations on:
                                         indebtedness of material subsidiaries; liens; mergers,
                                         consolidations, liquidations, dissolutions and sales of
                                         substantially all assets; sale and leasebacks; changes in fiscal year and accounting treatment; and changes in the character of business. PHH Corporation and its subsidiaries shall be deemed not to be subsidiaries of the Borrower for purposes of the lien, leverage ratio and interest coverage ratio
                                         covenants.  The Acquisition Revolving Credit Facility will not be directly or indirectly secured by the capital stock of the Target and will be structured to comply with


                                                                              6




                                         Regulations G, T, U and X of the Board of Governors of the Federal
                                         Reserve System.

Events of Default:                       The events of default will be substantially similar to and consistent with the events of default in the Existing Credit
                                         Agreements, including events of default as to nonpayment of principal when due; nonpayment of interest, fees or other
                                         amounts after a grace period of five days; material
                                         inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative
                                         covenants, to a grace period of 30 days after knowledge);
                                         payment defaults under debt having an aggregate principal
                                         amount of $50,000,000 or more, and cross-acceleration to
                                         debt of $50,000,000 or more; bankruptcy events; certain
                                         ERISA events; final judgments of $50,000,000 or more; and
                                         Change of Control.

Voting:                                  Amendments and waivers with respect to the Acquisition
                                         Revolving Credit Facility shall require the approval of
                                         Lenders holding not less than 51% ("Required Lenders") of
                                         the aggregate commitments (or, with respect to certain
                                         limited matters, aggregate loans) under the Acquisition Revolving Credit
                                         Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) an increase in any commitment or a postponement of any schedule reduction in commitments, (ii)
                                         reductions in the rate of interest or any fee or alteration of the stated
                                         maturity or principal amount of any installment of Loan, and (iii) waiver of an Event of Default arising as a result of the failure to pay a scheduled principal installment of any Loan and (b) the consent of 100% of the Lenders shall be required with respect to modifications to the voting percentages or the definition of Required Lenders.

Assignments
and Participations:                      The Lenders shall be permitted to assign and sell their
                                         Loans and commitments in whole or in part under the
                                         Acquisition Revolving Credit Facility subject (other than
                                         assignments to another Lender or to an affiliate of a
                                         Lender), to the consent of the Administrative Agent, the
                                         Issuing Lender and the Borrower (which consent in each
                                         case shall not be unreasonably withheld) and to sell
                                         participations in the Loans.  The minimum assignment
                                         amount under the Acquisition Revolving Credit Facility shall be $10,000,000 unless otherwise agreed by the Borrower and the Administrative Agent.  Non-pro rata assignments by a
                                         Lender of Revolving Credit Loans and Competitive Loans
                                         shall be permitted.


                                                                              7

                                         Participants shall have the same benefits
                                         as the Lenders with respect to yield protection and increased cost provisions.  Voting rights of participants shall be
                                         limited to matters with respect to which consent of 100% of the Lenders is required.  Pledges of Loans in accordance
                                         with applicable law shall be permitted without restriction.
                                         Promissory notes shall be issued under the Acquisition
                                         Revolving Credit Facility only upon request.

Yield Protection:                        The Credit Documentation shall contain customary
                                         provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the
                                         imposition of or changes in withholding taxes as a result of change in law, (b) protecting the Lenders against statutory reserve requirements for eurocurrency liabilities and (c)
                                         indemnifying the Lenders for "breakage costs" incurred in
                                         connection with, among other things, any prepayment of a Eurodollar Loan
                                         (as defined in Annex I) on a day other than the last day of an interest period with respect thereto and any prepayment of a Competitive Loan.

Expenses and
Indemnification:                         The Borrower shall pay (a) all reasonable out-of-pocket
                                         expenses of the Administrative Agent and the Arranger
                                         associated with the syndication of the Acquisition Revolving
                                         Credit Facility and the preparation, execution, delivery and administration of the Credit Documentation and any
                                         amendment or waiver with respect thereto (including the
                                         reasonable fees, disbursements and other charges of counsel)
                                         and (b) all reasonable out-of-pocket expenses of the
                                         Administrative Agent and the Lenders (including the fees,
                                         disbursements and other charges of counsel) in connection
                                         with the enforcement of the Credit Documentation.

                                         The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense relating to the financing contemplated hereby (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:                 State of New York.

Counsel to the
Administrative Agent



                                                                              8



and the Arranger:                        Simpson Thacher & Bartlett.

                                                                        Annex I


                           Interest and Certain Fees


Interest Rate Options:                   The Borrower may elect that the Loans
                                         (other than Competitive Loans)
                                         comprising each borrowing bear
                                         interest at a rate per annum equal to:

                                                   the ABR; or

                                                   the Eurodollar Rate plus the
                                                   Applicable Margin.

                                         As used herein:

                                         "ABR" means the highest (rounded up to
                                         the next 1/16 of 1%) of (i) the rate
                                         of interest publicly announced by
                                         Chase as its prime rate in effect at
                                         its principal office in New York City
                                         (the "Prime Rate"), (ii) the secondary
                                         market rate for three-month
                                         certificates of deposit (adjusted for
                                         statutory reserve requirements) plus
                                         1% and (iii) the federal funds
                                         effective rate from time to time plus
                                         0.5%.

                                         "Applicable Margin" means in the case
                                         of Eurodollar Loans (as defined below)
                                         a percentage determined in accordance
                                         with the pricing grid attached hereto
                                         as Annex I-A.

                                         "Eurodollar Rate" means the rate at
                                         which eurodollar deposits for one,
                                         two, three or six months (as selected
                                         by the Borrower) are offered to Chase
                                         in the interbank eurodollar market.

Interest Payment Dates:                  In the case of Loans bearing interest
                                         based upon the ABR ("ABR Loans"),
                                         quarterly in arrears.

                                         In the case of Loans bearing interest
                                         based upon the Eurodollar Rate
                                         ("Eurodollar Loans"), on the last day
                                         of each relevant interest period and,
                                         in the case of any interest period
                                         longer than three months, on each
                                         successive date three months after the
                                         first day of such interest period.

Facility Fees:                           The Borrower shall pay a facility fee
                                         calculated at the rate per annum
                                         determined in accordance with the
                                         pricing grid attached hereto as Annex
                                         1-A on the average daily amount
                                         of the Acquisition Revolving Credit
                                         Facility, payable quarterly in
                                         arrears.

Default Rate:                            At any time when the Borrower is in
                                         default in the payment of any amount
                                         due under the Acquisition Revolving
                                         Credit Facility, such amount shall
                                         bear interest at 2% above the rate
                                         otherwise applicable thereto. Overdue
                                         interest, fees and other amounts
                                         shall bear interest at 2% above the
                                         rate applicable to ABR Loans.

Rate and Fee Basis:                      All per annum rates shall be
                                         calculated on the basis of a year of
                                         360 days (or 365/366 days, in the
                                         case of ABR Loans the interest rate
                                         payable on which is then based on
                                         the Prime Rate) for actual days
                                         elapsed.

                                                                      Annex 1-A

                Facility Fee and Applicable Margin Pricing Grid



                                 Acquisition Revolving Credit Facility
                                 -------------------------------------
S&P/Moody's Rating
Equivalent of the                                   Applicable
Borrower's senior           Facility Fee            LIBOR Margin
unsecured long-term debt    (in Basis Points)       (in Basis Points)
------------------------    -----------------       -----------------
AA-/Aa3 or better                     4.0                    14.75

A+/A1                                 5.0                    15.00

A/A2                                  6.0                    16.50

A-/A3                                 7.0                    18.00

BBB+/Baa1                             8.0                    22.00

BBB/Baa2                             10.0                    25.00

BBB-/Baa3                            12.5                    37.50

BB+/Ba1 or worse                     17.5                    45.00



The higher Rating will determine the Facility Fee and Applicable Margin unless the Ratings of Standard & Poor's Ratings Group ("S&P") and Moody's Investor's Services, Inc. ("Moody's") are more than one level apart, in which case the Rating one level below the higher Rating will be determinative. In the event that the Borrower's senior unsecured long-term debt is rated by only one of S&P and Moody's, then that single Rating shall be determinative. The Borrower will agree that at all times it shall maintain a senior unsecured long-term debt rating from either S&P or Moody's.

Notwithstanding anything herein to the contrary, in the event that the Acquisition Revolving Credit Facility is in effect on the date that is 120 days after the date on which the conditions precedent for the initial funding under the Acquisition Revolving Credit Facility have been satisfied, 7.5 basis points shall be added to each of the "Applicable LIBOR Margins" set forth in the table above.